Exhibit 16.1

Tel: 248-362-2100	2600 West Big Beaver, Suite 600
Fax: 248-362-4459	Troy, MI 48084
www.bdo.com

March 1, 2022

Securities and Exchange Commission
100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the disclosure contained in Item 4.01 of Form 8-K for the event that occurred on February 8, 2022, filed by our former client, Electric Last Mile Solutions, Inc. (the “Company”), and have the following responses:

1.	We disagree with the statements made in the following sections of Item 4.01 of the Form 8- K:

-	the second paragraph under the heading “Electric Last Mile Solutions, Inc. Reports Resignation of BDO and Disagreements with BDO”.

-	the first paragraph under the heading “2. Disagreements with BDO”.

-	the second sentence of the third paragraph under the heading “2. Disagreements with BDO”.

-	the seventh and tenth paragraphs under the heading “2. Disagreements with BDO”.

-	the first and third sentences of the eleventh paragraph under the heading “2. Disagreements with BDO”.

-	the twelfth paragraph under the heading “2. Disagreements with BDO”.

The Company had not provided BDO with any substantive information about the matters discussed in the Company’s February 1, 2022 Form 8-K, including the special committee investigation identified therein, which contains information “indicating that an illegal act…has or may have occurred” under Section 10A(b)(1) of the Securities Exchange Act of 1934. Contrary to the Company’s assertion, there were no regular updates to BDO throughout the investigation process. Accordingly, BDO concluded that the Company had not taken timely and appropriate remedial action with respect to the potential illegal act(s) and that such failure, together with other related conduct by the Company, warranted BDO’s resignation from the audit of the Company’s financial statements for the year ended December 31, 2021. BDO disagrees with the Company’s characterization that BDO’s determinations under Section 10A were wrong in any respect.

With respect to the second sentence of the third paragraph under the heading “2. Disagreements with BDO”, BDO does not have a group named the “Tax Advisory Group”, BDO did not help create and structure the Transactions nor does BDO have any basis of knowing what facts or circumstances resulted in the resignations of Mr. Luo or Mr. Taylor since the Company failed to provide BDO with access to any information relating to the investigation or the outcome thereof.

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

BDO does not believe a disagreement regarding its compliance with applicable auditor independence requirements existed at the time of its resignation. The Company made inquiry of BDO regarding its independence, however, BDO is not aware of any communications from the Company wherein the Company asserted that BDO was not independent. In addition, none of the Company’s requests were communicated to BDO until January 30, 2022, several days after the Board determined that the Company’s historical financial statements could no longer be relied upon.

We note that in certain instances the Company has summarized or excerpted text from various statutes, rules and regulations, including PCAOB Rules 3522, 3523 and 3526 and Section 10A of the Securities Exchange Act of 1934. We do not agree with these summaries because they are incomplete. In addition, BDO does not believe PCAOB Rule 3522 is applicable to this matter.

2.	We agree with the statements made in the following sections of Item 4.01 of the Form 8-K:

-	the first paragraph under the heading “Electric Last Mile Solutions, Inc. Reports Resignation of BDO and Disagreements with BDO”.

-	with respect to the information under the heading “1. Background”, we agree that the Company previously reported such matters but have no basis to agree or disagree with the statements made in the three bulleted paragraphs under such heading.

-	the first sentence of the second paragraph under the heading “2. Disagreements with BDO”.

-	the first sentence of the fourth paragraph under the heading “2. Disagreements with BDO”.

-	the sixth and ninth paragraphs under the heading “2. Disagreements with BDO”.

-	the second sentence of the eleventh paragraph under the heading “2. Disagreements with BDO”.

-	the first and third bullets under the heading “3. Other Matters”.

3.	We have no basis to agree or disagree with any other statements made in item 4.01 of the Form 8-K.

Very truly yours,

/s/ BDO USA, LLP

BDO USA, LLP